Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-50301, 33-62155, 333-01519, 333-02353, 333-26961, 333-26963, 333-86983, 333-86985, 333-86987, 333-75524, 333-97121, 333-104701, 333-115044, 333-127161, 333-136241, 333-142575 and 333-154965) and S-3 (Nos. 333-22867, 333-136309 and 333-145606) of AGL Resources Inc. of our report dated February 5, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests discussed in Note 1, as to which the date is July 13, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this current report on Form 8-K dated July 13, 2009.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia

July 13, 2009